                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Tyco International Ltd. and Tyco International Group S.A. (File Nos. 333-71493 and 333-71493-01) of our report dated November 23, 1998, on our audit of the combination of the historical consolidated financial statements and consolidated financial statement schedule of Tyco International Ltd. and United States Surgical Corporation, after restatement for the pooling of interests as described in Note 1 to the consolidated financial statements, which report is included in Tyco's Current Report on Form 8-K filed December 10, 1998. We also consent to the reference to our firm under the caption "Experts."


                                          /s/ PRICEWATERHOUSECOOPERS


Hamilton, Bermuda
February 23, 1999